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Investor and Media Contact:
Stacie D. Byars
WeissComm Partners for
Targeted Genetics
415.946.1072
sdbyars@wcpglobal.com

TARGETED GENETICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

-- Conference Call Today at 10:30 a.m. ET --

Seattle, WA - May 7, 2008 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter ended March 31, 2008. The Company will hold a conference call with analysts and investors to discuss its financial and business results at 10:30 a.m. ET today.

For the first quarter of 2008, the Company reported a net loss of $3.4 million, or $0.17 per common share, compared to net loss of $3.8 million or $0.30 per common share for the first quarter of 2007. Per share results for 2007 reflect the issuance of 2.2 million shares in January 2007 and 6.7 million shares in June 2007.

Revenue for the first quarter of 2008 was $2.5 million, compared to $1.7 million for the same quarter in 2007. Revenue for the first quarter 2008 consists primarily of research and development revenue earned under the Company’s NIAID-funded subcontract to develop adeno-associated viral (AAV)-based HIV/AIDS vaccines and under the Company’s heart failure collaboration with Celladon Corporation.

Research and development expenses for the first quarter of 2008 were $3.9 million compared to $3.7 million in the first quarter of 2007. The higher first quarter 2008 research and development expenses reflect higher outside services costs for the Company’s NIAID-funded subcontract. This increase was partially offset by lower clinical trial costs for the inflammatory arthritis program as it is reaching the end of a Phase I/II clinical trial.

General and administrative expenses for the first quarter of 2008 were $1.9 million compared to $1.6 million for the first quarter of 2007. The increase was primarily related to higher patent prosecution and issuance activities.

The Company’s cash balance was $12.9 million at March 31, 2008, as compared to $16.4 million at December 31, 2007.

"This was an exciting quarter for us and our academic collaborators, with two key data publications that further fleshed out the potential of gene therapy and of RNA interference technology in diseases with no currently available treatments. Dr. Robin Ali’s team at University College of London showed proof of concept in a rare eye disease using AAV delivery of a gene sequence that improved visual function in one patient, and Dr. Beverly Davidson’s team at University of Iowa developed a generally applicable approach to addressing the toxicity problem common to delivery of small interfering RNA to the brain, which is a nice step forward in researching this treatment method in Huntington’s disease," said H. Stewart Parker, president and chief executive officer of Targeted Genetics. "We are working closely with both of these scientific teams to move their research programs forward, and anticipate announcing data from our own Phase 1/2 trial of tgAAC94 for the treatment of inflammatory arthritis at several conferences this year."

First Quarter 2008 Highlights

•
In April 2008, the Company announced encouraging results from a Phase 1/2 clinical study demonstrating that treatment of three young adults with Leber's congenital amaurosis (LCA) with an AAV vector containing the RPE 65 coding sequence resulted in improved visual function in one patient. The study, titled "Effect of Gene Therapy on Visual Function in Leber's Congenital Amaurosis," by Bainbridge, et al., conducted in collaboration with University College London and Moorfields Hospital, will appear in the May 22, 2008 issue of the New England Journal of Medicine.

•
In April 2008, preclinical data characterizing the novel use of AAV vectors to deliver small interfering RNA (siRNA) for the treatment of Huntington's disease were published in the April 15th issue of Proceedings of the National Academy of Sciences of the United States of America.

•
In April 2008, the Company acquired full exclusive rights to its preclinical Huntington's disease program from Sirna Therapeutics, a wholly owned subsidiary of Merck & Co., Inc. and former collaborator on the program. Sirna also assigned to Targeted Genetics a licensing agreement it has with the University of Iowa that covers certain IP related to RNA interference (RNAi) including AAV expressed RNAi.

•
In March 2008, the Company announced that dosing has been completed for the Phase 1/2 clinical trial of tgAAC94 for the treatment of inflammatory arthritis. The Company plans to report additional Phase 1/2 results during 2008 at the American Society of Gene Therapy (ASGT), the European League Against Rheumatism (EULAR) and the American College of Rheumatology (ACR) in May, June and October respectively.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results, its product development portfolio and other business developments today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section found on the homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.257.7063 (domestic) or 303.262.2125 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following Wednesday’s call at approximately 10:30 a.m. PT through 11:59 p.m. PT, Saturday, June 7, 2008, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11112898#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's business strategy and product development, including statements regarding the data collected in the Company’s product development programs and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses,  the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent quarterly report on Form 10-Q for the period ended March 31, 2008 to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended
	March 31,
Statement of Operations Information:	2008	2007
	(unaudited)	(unaudited)

Revenue from collaborative agreements	$2,499	$1,661

Operating expenses:
Research & development	3,946	3,696
General & administrative	1,889	1,552
Restructure charges	202	184
Total operating expenses	6,037	5,432
Loss from operations	(3,538)	(3,771)

Investment income	125	(65)
Interest expense	-	-
Net loss	$(3,413)	$(3,836)

Net loss per common share	$(0.17)	$(0.30)

Shares used in computation of net loss
per common share	19,814	12,865

TARGETED GENETICS CORPORATION
(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2008	2007
	(unaudited)
Cash and cash equivalents	$12,862	$16,442
Other current assets	2,331	2,854
Property and equipment, net	929	1,052
Other assets	8,126	8,126
Total assets	$24,248	$28,474

Current liabilities	$3,804	$4,657
Long-term obligations and other liabilities	7,423	7,577
Shareholders' equity	13,021	16,240
Total liabilities and shareholders' equity	$24,248	$28,474